Exhibit 99.1

EDT Learning, Inc. Announces Fiscal 2004 Second Quarter Results

    PHOENIX--(BUSINESS WIRE)--Nov. 6, 2003--EDT Learning, Inc.
(AMEX:EDT)

    Second Fiscal Quarter Highlights:

    -- Completed Private Placement Offering raising $1.5 million using preferred stock.

    -- Continued increase in revenues from software, maintenance, and hosting.

    --  Reduced debt and other liabilities by over $1.2 million.

    -- Added audio conferencing partner providing Web conferencing and audio solution.

    EDT Learning, Inc., a leading provider of e-Learning solutions and Web collaboration software, today announced results for the fiscal 2004 second quarter and six months ended September 30, 2003.
    For the three months ended September 30, 2003, total revenues were $1.4 million compared with total revenues of $2.0 million for the three months ended September 30, 2002. The Company reported a net loss of $461,000 for the three months ended September 30, 2003. During the three months ended September 30, 2003, the Company recorded imputed preferred stock dividends of $247,000 and preferred stock dividends of $15,000, bringing the loss available to common shareholders to $723,000, or $0.05 per basic and diluted share. For the three months ending September 30, 2002, the net loss was $354,000, or $0.02 per basic and diluted share.
    Net loss for the three months ended September 30, 2003, included a one-time, non-cash expense of $252,000 associated with the conversion of Subordinated Notes into the Company's common stock. This was offset by $222,000 of gains on settlement of debt and other obligations. Excluding these amounts, the net loss for the three months ended September 30, 2003, would be $431,000.
    For the first half of fiscal 2004, total revenues were $2.9 million compared with total revenues of $4.3 million for the first half of fiscal 2003. The Company reported a net loss of $587,000 for the six months ended September 30, 2003. During the six months ended September 30, 2003, the Company recorded imputed preferred stock dividends of $247,000 and preferred stock dividends of $15,000, bringing the loss available to common shareholders to $849,000, or $0.05 per basic and diluted share. For the six months ending September 30, 2002, the net loss was $709,000, or $0.05 per basic and diluted share.
    Commenting on the financial results, James M. Powers, Jr., president and chief executive officer of EDT Learning, said, "We were successful in achieving many of the goals we set for the quarter, including notably a large reduction in debt and a substantial increase in shareholders' equity. We successfully raised capital and saw our hard work rewarded by modest gains in our stock price. We continue to receive praise from our customers and channel partners over the changes that we made to iLinc(TM), which was an already powerful software product."
    Dr. Powers continued, "According to industry analyst Frost & Sullivan, the compounded annual growth rate for the Web conferencing industry is expected to be 33% until 2009, and we plan to be a part of that growth. This quarter, we also formed a partnership with an audio conferencing provider that not only adds to the features and functions of our products, but also expands the sales reach of both organizations. Like the Web conferencing market, we see positive trends in the audio conferencing industry and believe that our new partnership with a leading provider of audio conferencing is a natural extension of our iLinc product line. Like the addition of our new audio partner, we plan to continue to add other strategic partners to address changing market demands as well as expand our sales reach."
    A listen-only simulcast and 30-day replay of EDT Learning's second quarter conference call will be available online through the Company's Web site at www.edtlearning.com or www.fulldisclosure.com beginning at 11:00 a.m. Eastern time today.
    About EDT Learning, Inc. Headquartered in Phoenix, Arizona, EDT Learning is a leading provider of software and services that help individuals, companies, and organizations communicate more effectively and efficiently. The Company provides its software products and online services to the corporate, government, and education markets in the United States and worldwide through its direct sales efforts and indirect channel network. EDT Learning's online collaboration and development software products include the iLinc(TM) suite, TestLinc(TM), and i-Canvas(TM). EDT Learning also markets its off-the-shelf online library of content that includes an online mini-MBA program co-developed with the Tuck School of Business at Dartmouth College. You can obtain additional information about the iLinc suite and each individual product at http://www.edtlearning.com or by calling 602-952-1200.
    More About the iLinc(TM) Suite of Products The iLinc Web collaboration software suite is available in both an ASP and license purchase model and is built upon EDT Learning's proven virtual classroom technology that has already provided millions of hours of online training. Since its beginnings in 1994, LearnLinc and MeetingLinc have been installed and operational in corporate, government, and educational organizations in the United States and Internationally. LearnLinc(R), the flagship of EDT Learning's four-product iLinc suite, won first place at the Synchronous e-Learning Shootout held at Online Learning's Conference in the fall of 2002, winning by a vote of training professionals over such other notable companies as WebEx, PlaceWare (now Microsoft Live), and Centra. EDT Learning's award-winning technology boasts one of the most comprehensive feature lists in the industry that includes the use of voice-over-IP and two-way live video. The iLinc suite includes:
LearnLinc(TM) - permits live instructor-led training and education over the Internet to remote students replicating the instructor-led environment; MeetingLinc(TM) - facilitates more effective and economical communication through online meetings using voice-over-IP technology to avoid the expense of travel and long-distance charges; ConferenceLinc(TM) - delivers your message more consistently in a one-to-many format replicating professionally managed conferencing events; and SupportLinc(TM) - gives customer service organizations the ability to provide remote hands-on support for products, systems, or software applications.
    This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include, the rate of acceptance of e-Learning and changes in the e-Learning market in general, use of the Internet, acceptance of new products, the need for working capital, payments from affiliates, litigation, and other matters more fully disclosed in the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.


                          EDT LEARNING, INC.
                 Consolidated Statements of Operations
                              (Unaudited)
                 (In thousands, except per share data)

                               Three Months Ended    Six Months Ended
                                  September 30,       September 30,
                               ------------------   -----------------
                                 2003       2002      2003       2002
                               --------   -------   -------   -------
Revenues:
 Licenses                          $589       $41    $1,189       $53
 Service and maintenance            804     1,100     1,546     2,219
                               --------   -------   -------   -------
   Total e-Learning revenue       1,393     1,141     2,735     2,272
 Dental contract revenue             34       821       117     1,993
                               --------   -------   -------   -------
   Total revenues                 1,427     1,962     2,852     4,265
                               --------   -------   -------   -------

Operating expenses:
 Research and development           644       931     1,209     1,838
 Sales and marketing                399       491       711       851
 General and administrative         425       722     1,013     1,435
 Depreciation and
  amortization                       96       452       203       933

   Total operating expenses       1,564     2,596     3,136     5,057
                               --------   -------   -------   -------

Loss from operations               (137)     (634)     (284)     (792)

Interest expense                   (309)     (411)     (660)     (824)
Interest income and other            15        56        21        92
Gain on termination of
 service agreements with
 Affiliated Practices              --         635        14       815
Gain (loss) on settlement
 of debt and other obligations      (30)     --         322      --
                               --------   -------   -------   -------

Loss before income taxes           (461)     (354)     (587)     (709)
Income tax expense                 --        --        --        --
                               --------   -------   -------   -------

Net loss                           (461)     (354)     (587)     (709)
Preferred stock dividends           (15)     --         (15)     --
Imputed preferred
 stock dividends                   (247)     --        (247)     --
                               --------   -------   -------   -------

Loss Available to
 Common Stockholders              $(723)   $(354)     $(849)    $(709)
                               ========   =======   =======   =======

Net loss per share - basic
 and diluted                     $(0.05)   $(0.02)   $(0.05)   $(0.05)
                               ========   =======   =======   =======

Number of shares used in
 calculation of loss per
 share - basic and diluted       16,025    16,637    15,911    15,572
                               ========   =======   =======   =======


                  EDT LEARNING, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                 (In thousands, except per share data)

                                                   Sept. 30, March 31,
                                                      2003      2003
                                                    -------   -------
                                ASSETS            (Unaudited)

Current assets:
 Cash and cash equivalents                             $578      $409
 Accounts receivable, net                               986       675
 Notes receivable, net                                  410       270
 Prepaid expenses and other current assets              111        33
                                                    -------   -------
   Total current assets                               2,085     1,387

Property and equipment, net                             393       485
Goodwill                                              8,953     8,823
Intangible assets, net                                1,184     1,346
Notes receivable, net                                   172       326
Other assets                                             58        56
                                                    -------   -------
   Total Assets                                     $12,845   $12,423
                                                    =======   =======

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current portion of long-term debt                     $446      $728
 Accounts payable and accrued liabilities             1,993     2,040
 Current portion of capital lease liabilities           404       462
 Current portion of deferred revenue                    629       817
                                                    -------   -------
   Total current liabilities                          3,472     4,047

Long-term debt, less current maturities,
 net of discount of $1,924 and $2,038, respectively   5,186     5,863
Capital lease liabilities, less current maturities       34       193
                                                    -------   -------
   Total liabilities                                  8,692    10,103
                                                    -------   -------

Commitments and contingencies

Shareholders' equity:
 Convertible preferred stock, $0.001 par value,
  10,000,000 shares authorized, 150,000 and 0
  issued, respectively                                 --        --
 Common stock, $0.001 par value, 40,000,000
  shares authorized, 18,614,726 and 17,018,184
  issued, respectively                                   19        17
 Accumulated deficit                                (30,149)  (29,300)
 Additional paid-in capital                          35,534    32,854
 Less:  Treasury stock                               (1,251)   (1,251)
                                                    -------   -------
   Total shareholders' equity                         4,153     2,320
                                                    -------   -------
   Total Liabilities and Shareholders' Equity       $12,845   $12,423
                                                    =======   =======

    CONTACT: EDT Learning, Inc., Phoenix
             James M. Powers, Jr. or Brian L. Berry, 602-952-1200